Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

March 9, 2012

The Goldman Sachs Group, Inc.,

    200 West Street,

        New York, New York 10282.

Murray Street Investment Trust I,

    c/o The Goldman Sachs Group, Inc.,

        200 West Street,

            New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), and to Murray Street Investment Trust I, a Delaware statutory trust (the “Trust”), in connection with the issuance and delivery on the date hereof of $1,750,010,000 aggregate liquidation amount of the Trust’s 4.647% Senior Guaranteed Trust Securities due 2017 (“Trust Securities”), each representing an undivided beneficial interest in the assets of the issuing Trust; guarantees of the Company, on a senior basis, to the extent provided therein, with respect to the payment of distributions on and the redemption price or liquidation amount of the Trust Securities (“Trust Guarantees”); and $1,750,010,000 aggregate principal amount of Series MS-1 Remarketed 4.647% Junior Subordinated Notes due 2017, issued by the Company and purchased by the Trust on the date hereof in connection with the issuance by the Trust of Trust Securities having corresponding payment terms (“Notes” and, collectively with the Trust Guarantees, the “Company Securities”). The Trust Securities and the Company Securities are referred to collectively as the “Securities”. The Company and the Trust filed with the Securities and Exchange Commission, on February 16, 2012, a post-effective amendment to the Company’s Registration Statement on Form S-3 (File No. 333-176914) (as so amended, the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an unspecified liquidation amount of the Trust Securities and the Trust Guarantees. The Trust Guarantees with respect to the Trust Securities of the Trust are being issued under a guarantee agreement, dated as of March 9, 2012 (the “Guarantee Agreement”), between the Company and The

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Bank of New York Mellon, as guarantee trustee (the “Guarantee Trustee”). The Notes are being issued under the indenture, dated as of February 20, 2004, as supplemented by the Second Supplemental Indenture, dated as of May 15, 2007, the Fourth Supplemental Indenture, dated as of February 6, 2012, and the Sixth Supplemental Indenture, dated as of March 9, 2012, each between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (such Indenture, as so supplemented, the “Indenture”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company;

2.	The Guarantee Agreement;

3.	The Indenture;

4.	Certificates of officers of the Company with respect to the authorization of the Company Securities, the determination of the terms of the Company Securities and related matters; and

5.	Specimens of the Trust Securities and the Notes.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Trust Guarantees and the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company, the Trust or the Securities or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Guarantee Agreement has

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been duly authorized, executed and delivered by the Guarantee Trustee, that the Notes conform to the specimen thereof examined by us, that the Trust Securities constitute valid and legally binding obligations of the Trust under the laws of the State of Delaware, that the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP